Exhibit 4.4

Supplemental Indenture dated as of February 3, 2006 (this “Supplemental Indenture”) by and among:

(i)            H&E Equipment Services L.L.C., a Louisiana limited liability company (“H&E LLC”);

(ii)           H&E Finance Corp., a Delaware corporation (“H&E Finance”);

(iii)          the Guarantors (as defined in the Indenture to which reference is made below) (the “Guarantors”);

(iv)          H&E Equipment Services, Inc., a Delaware corporation (“H&E Inc.”); and

(v)           The Bank of New York, a New York banking corporation, as Trustee under the Indenture to which reference is made below (the “Trustee”).

H&E LLC, H&E Finance, the Guarantors, H&E Inc. and the Trustee are herein together referred to as the “Parties”.

Recitals

A.            H&E LLC, H&E Finance, the Guarantors and the Trustee are parties to the Indenture dated as of June 17, 2002 (the “Indenture”), which Indenture governs the 11 1/8% Senior Secured Notes due 2012 (the “Notes”) issued pursuant thereto. H&E LLC and H&E Finance are together referred to in the Indenture as the “Company”.

B.            Each of H&E LLC and H&E Inc. is a wholly-owned subsidiary of H&E Holdings L.L.C., a Delaware limited liability company (“H&E Holdings”); and as such, H&E Inc. is an Affiliate of H&E LLC. H&E Holdings has no substantial assets (other than shares of the capital stock of H&E Inc. and the limited liability company membership interests of H&E LLC) or substantial liabilities. H&E Inc. has no substantial assets or substantial liabilities.

C.            For the purpose of incorporating H&E LLC under the laws of the State of Delaware, H&E LLC proposes to merge with and into H&E Inc., with H&E Inc. as the surviving corporation (the “Merger”). Contemporaneously with the Merger, H&E Holdings will also be merged with and into H&E Inc., with H&E Inc. as the surviving corporation. Pursuant to and upon the effectiveness of the Merger under the laws of the State of Delaware and the State of Louisiana (the “Effective Time of the Merger”), H&E Inc. will succeed to all of the liabilities and obligations of H&E LLC under the Indenture, the Notes and the Second-Lien Security Documents (as defined in the Indenture) and will expressly assume such liabilities and obligations under the Indenture, the Notes and the Second-Lien Security Documents.

D.            Article 5 of the Indenture permits the Merger, and the Trustee is authorized under Section 9.01 of the Indenture to execute and deliver this Supplemental Indenture.

E.             The Parties desire to execute and deliver this Supplemental Indenture to effect the substitution of H&E Inc. for H&E LLC under the Indenture, the Notes and the Second-Lien Security Documents. The Board of Directors of each of H&E LLC, H&E Finance and H&E Inc. have authorized the execution of this Supplemental Indenture.

Now therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties mutually covenant, agree and consent, including without limitation for the equal and ratable benefit of the Holders of the Notes, as follows:

1.             Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             No Default or Event of Default. H&E LLC, H&E Finance and H&E Inc. represent and warrant to the Trustee that (i) the Merger is being effected for the purpose of incorporating H&E LLC under the laws of the State of Delaware, and (ii) no Default or Event of Default will exist as of immediately after the Merger.

3.             Agreement to Substitute and Assumption. Upon the Effective Time of the Merger:

(i)            H&E Inc. shall succeed to and be substituted for H&E LLC, so that from and after the Effective Time of the Merger, all references in the Indenture and the Notes to the “Company” shall refer to H&E Inc. and H&E Finance (and not to H&E LLC and H&E Finance), and all references in the Indenture,the Notes and the Second Lien Security Documents to H&E LLC or to H&E LLC as the “Grantor” shall mean H&E Inc.];

(ii)           H&E Inc. assumes all of the liabilities and obligations of H&E LLC under the Indenture, the Notes and the Second-Lien Security Documents; and

(iii)          H&E Inc. may exercise every right and power of H&E LLC or the Company under the Indenture and the Notes and of H&E LLC under the Second-Lien Security Documents with the same effect as if H&E Inc. had been named, together with H&E Finance, as the Company or as H&E LLC, as applicable, therein.

4.             NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.             Counterparts. The Parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.             Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction hereof.

7.             The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by H&E LLC, H&E Finance and H&E Inc..

8.             Effectiveness of this Supplemental Indenture. This Supplemental Indenture shall be effective as of the Effective Time of the Merger.

9.             Indenture Generally. Except as supplemented herein, the Indenture remains in full force and effect.

[Signature page follows]

In witness whereof, the undersigned have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

H&E Equipment Services L.L.C.	H&E Finance Corp.

By:	By:
John Engquist	John Engquist
President	President

GNE Investments, Inc., as a Guarantor	Great Northern Equipment, Inc. , as a Guarantor

By:	By:
John Engquist	John Engquist
President	President

Eagle Merger Corp., as a Guarantor

By:
Print name:
Print title:

H&E Equipment Services, Inc.	The Bank of New York, as Trustee

By:	By:
John Engquist	Print name:
President	Print title:

Supplemental Indenture dated as of February 3, 2006

11 1/8% Senior Secured Notes due 2012